UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 11, 2014

Accretive Health, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34746	02-0698101
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 North Michigan Avenue, Suite 2700, Chicago, Illinois	60611
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 324-7820

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.

On November 11, 2014, Accretive Health, Inc. (the “Company”), in order to align its organizational structure and resources to support the primary business of revenue cycle management (RCM), committed to a plan to integrate its physician advisory services (PAS) and population health solutions (PHS) organizations into its RCM business (the “Reorganization”). The integration will reduce the Company’s workforce primarily in these two organizations. The Company plans to optimize its operating facilities by consolidating certain facilities. The Company anticipates that this consolidation will help it to efficiently utilize its national workspace and workforce. The Company also plans on reductions in certain operational support areas and administrative functions in order to allow the Company to focus on its RCM business. The Reorganization will affect 122 employees. The Company began notifying such employees on November 12, 2014. The Company expects to complete the Reorganization by August 31, 2015.

Pursuant to the Reorganization, and subject to the execution of separation and general release agreements, the Company will enter into separation arrangements with each terminated employee based on factors that include seniority and tenure with the Company. The Company expects the arrangements to consist of separation payments, medical and dental benefits and outplacement job training.

In connection with the Reorganization, the Company expects to record approximately $5.3 million to $5.8 million in employee separation-related expenses and approximately $2.3 million to $2.8 million in facility exit costs during 2014. The Company expects to record total expense of approximately $7.6 million to $8.6 million. The Company anticipates an annualized reduction in future operating expenses of approximately $8.0 million to $9.0 million as a result of the Reorganization.

The Reorganization constitutes a plan of termination pursuant to FASB ASC paragraph 420-10-25-4 (Exit or Disposal Cost Obligations Topic).

Safe Harbor Statement

The above statements regarding the Reorganization, including separation agreements and the Company’s anticipated future charges and expenditures relating to the Reorganization, are forward-looking statements and are subject to risks and uncertainties. The Company has based these statements on the current status of the restructuring plan, its operating plans for 2014, other information now known to the Company and general economic conditions. Although the Company believes that the assumptions and expectations reflected in these statements are reasonable, the anticipated future charges and expenditures relating to the Reorganization are subject to known and unknown risks and uncertainties and could vary materially from the Company’s current expectations. The Company assumes no, and it specifically disclaims any, obligation to update these statements to reflect actual results or changes in factors or assumptions affecting this statement. The Company advises investors to consult any further disclosures it makes on these topics in its SEC filings.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 11, 2014, the Company consolidated the positions of Chief Financial Officer and Principal Accounting Officer, and appointed Peter Csapo, the Company’s Chief Financial Officer, as the Company’s Principal Accounting Officer.

Mr. Csapo, 43, has served as the Company’s chief financial officer since August 2014. From August 2011 through September 2013, Mr. Csapo served as the chief financial officer and area senior vice president of VHA Inc., a national network of not-for-profit healthcare organizations that work together to improve performance and efficiency in clinical, financial and operational management. From October 2004 through January 2011, Mr. Csapo was chief financial officer at McKesson Health Solutions, a division of diversified healthcare company McKesson Corporation, a healthcare services company. In addition to his role as Chief Financial Officer, Mr. Csapo also held various operating roles at McKesson Health Solutions from 2004 through 2011, including vice president of healthcare informatics from February 2007 through January 2010, and vice president of customer operations from February 2010 through January 2011. McKesson Health Solutions focuses on aligning providers and payers through cost and quality initiatives such as care management services and medical management and payment solutions software. From February 2011 through July 2011, and from October 2013 through July 2014, Mr. Csapo focused on personal investments and various community activities.

On November 11, 2014, in connection with the Company’s consolidation of the positions of Chief Financial Officer and Principal Accounting Officer, Thomas Gibson resigned as the Company’s Principal Accounting Officer, but remains employed by the Company as the Company’s Senior Vice President, Corporate Controller.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCRETIVE HEALTH, INC.

Date: November 12, 2014	By:	/s/ Emad Rizk
Emad Rizk
Chief Executive Officer